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                                                                    EXHIBIT 12.2

                         INTERNATIONAL HOME FOODS, INC.

                   PRO FORMA CALCULATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES

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
                                                                               NINE MONTHS ENDED
                                                        YEAR ENDED               SEPTEMBER 30,            TWELVE MONTHS
                                                       DECEMBER 31,          ---------------------     ENDED SEPTEMBER 30,
                                                           1995                1995         1996               1996
                                                  ----------------------     --------     --------     -------------------
                                                  (DOLLARS IN THOUSANDS)
Fixed Charges:
  Interest expense..............................         $101,400            $ 76,200     $ 74,700           $ 99,900
  Implicit interest in rent.....................            1,988               1,376        1,435              2,037
                                                         --------            --------     --------           --------
          Total Fixed Charges...................          103,388              77,576       76,135            101,937
                                                         ========            ========     ========           ========
  Earnings before provision for income taxes....          (23,100)            (23,700)      48,000             48,600
  Fixed charges.................................          103,388              77,576       76,135            101,937
                                                         --------            --------     --------           --------
          Earnings, as defined..................           80,288              53,876      124,135            150,537
                                                         ========            ========     ========           ========
Ratio of earnings to fixed charges..............               --                  --          1.6x               1.5x
                                                         ========            ========     ========           ========
Deficiency of earnings to fixed charges and
  preferred stock dividend requirements.........         $ 23,100            $ 23,700     $     --           $     --
                                                         ========            ========     ========           ========
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